Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Fast Radius Operations, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fast Radius Operations, Inc. and subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of net loss and comprehensive loss, temporary equity and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, since inception, the Company has experienced recurring losses from operations and generated negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 30, 2022

We have served as the Company’s auditor since 2021.

Fast Radius Operations, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,701,895	$18,494,248
Accounts receivable, net of allowances for doubtful accounts of $929,800 and $404,755, respectively	7,015,278	5,046,497
Inventories	448,771	274,311
Prepaid production costs	986,498	283,553
Prepaid expenses and other current assets	4,422,307	623,292

Total current assets	$21,574,749	$24,721,901
Non-current assets
Property and equipment, net	9,528,427	2,664,366
Other non-current assets	534,915	336,923

Total assets	$31,638,091	$27,723,190

Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$3,987,129	$1,528,790
Accrued compensation	3,096,556	1,350,539
Accrued and other liabilities	11,610,233	167,384
Advances from customers	258,089	25,012
Accrued liabilities – related parties	2,513,347	1,313,062
Deferred revenue	—	5,350
Warrant liability	2,968,435	199,408
Current portion of long-term debt	13,265,588	413,930

Total current liabilities	$37,699,377	$5,003,475

Other long-term liabilities	396,258	—
Term loans - net of current portion and debt issuance costs	16,775,836	314,389
Related party convertible notes and derivative liabilities	16,856,558	—

Total liabilities	$71,728,029	$5,317,864

Commitments and contingencies (Note 11)		—
Temporary equity
Series Seed Preferred stock; par value $0.0001, 400,000 shares authorized; 400,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020, aggregate liquidation preference of $1,892,812 as of December 31, 2021 and December 31, 2020	$1,892,812	$1,892,812
Series Seed - 1 Preferred stock; par value $0.0001, 515,779 shares authorized; 515,779 shares issued and outstanding as of December 31, 2021 and December 31, 2020; aggregate liquidation preference of $2,892,300 as of December 31, 2021 and December 31, 2020	2,892,300	2,892,300
Series A - 1 Preferred stock; par value $0.0001, 5,706,349 shares authorized; 5,706,349 shares issued and outstanding as of December 31, 2021 and December 31, 2020; aggregate liquidation preference of $5,714,281 as of December 31, 2021 and December 31, 2020	5,714,281	5,714,281
Series A - 2 Preferred stock; par value $0.0001, 2,574,478 shares authorized; 2,574,478 shares issued and outstanding as of December 31, 2021 and December 31, 2020; aggregate liquidation preference of $2,778,882 as of December 31, 2021 and December 31, 2020	2,778,882	2,778,882
Series A - 3 Preferred stock; par value $0.0001, 2,713,324 shares authorized; 2,621,569 shares issued and outstanding as of December 31, 2021 and December 31, 2020; aggregate liquidation preference of $4,285,715 as of December 31, 2021 and December 31, 2020	4,285,715	4,285,715
Series B Preferred stock; par value $0.0001, 5,131,673 shares authorized; 4,205,059 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $56,726,260 as of December 31, 2021 and December 31, 2020, respectively	56,726,260	56,726,260

Total temporary equity	$74,290,250	$74,290,250
Stockholders’ deficit
Common Stock, $0.0001 par value, 31,000,000 authorized; 4,039,535 and 3,427,555 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	404	343
Treasury Stock, held at cost; 650,000 shares outstanding as of December 31, 2021 and December 31, 2020	(221,000)	(221,000)
Additional paid-in capital	9,112,781	3,724,208
Accumulated deficit	(123,272,373)	(55,388,475)

Total stockholders’ deficit	(114,380,188)	(51,884,924)

Total liabilities, temporary equity and stockholders’ deficit	$31,638,091	$27,723,190

See accompanying notes to the consolidated financial statements.

Fast Radius Operations, Inc.

CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

For the years ended	December 31, 2021	December 31, 2020
Revenues	$20,012,064	$13,966,251
Cost of revenues	20,299,677	12,038,769

Gross profit	(287,613)	1,927,482
Operating expenses
Sales and marketing	22,721,423	8,327,910
General and administrative	32,974,231	12,043,879
Research and development	5,035,963	2,959,330

Total operating expenses	60,731,617	23,331,119
Loss from operations	(61,019,230)	(21,403,637)
Change in fair value of warrants	(1,781,280)	(80,040)
Change in fair value of derivative liability	(208,000)	—
Interest income and other income	1,318	120,549
Interest expense, including amortization of debt issuance costs	(4,876,706)	(308,266)

Loss before income taxes	(67,883,898)	(21,671,394)
Income tax expense (benefit)	—	—

Net loss and comprehensive loss	$(67,883,898)	$(21,671,394)

Net loss per share
Basic and diluted	$(16.40)	$(7.34)
Weighted average shares outstanding:
Basic and diluted	4,139,275	2,950,556

See accompanying notes to the consolidated financial statements.

Fast Radius Operations, Inc.

CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

	Convertible Preferred Stock[1]		Common Stock		Treasury Stock		Additional paid- in capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount
Balance at January 1, 2020	15,430,205	$66,290,289	1,194,163	$119	(650,000)	$(221,000)	$2,525,228	$(33,717,081)	$(31,412,734)
Net loss								(21,671,394)	(21,671,394)
Issuance of equity warrants							200,373		200,373
Issuance preferred stock (Series B)	593,029	7,999,961
Exercise of stock options and release of notes’ recourse provision			2,233,392	224			6,527		6,751
Stock-based compensation							992,080		992,080

Balance at December 31, 2020	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)

Balance at January 1, 2021	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)
Net loss								(67,883,898)	(67,883,898)
Issuance of equity warrants to related party							2,200,658		2,200,658
Issuance of equity warrants							2,245,000		2,245,000
Exercise of stock options and release of notes’ recourse provision			611,980	61			87,519		87,580
Stock-based compensation							855,396		855,396

Balance at December 31, 2021	16,023,234	74,290,250	4,039,535	404	(650,000)	(221,000)	9,112,781	(123,272,373)	(114,380,188)

See accompanying notes to the consolidated financial statements

[1]	Refer to Note 7

Fast Radius Operations, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net loss	$(67,883,898)	$(21,671,394)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,653,318	841,736
Amortization of deferred financing fees and convertible debt discount	3,484,753	116,857
Stock-based compensation	855,396	992,082
Compensation expense related to equity classified warrants	—	200,373
Change in fair value of warrants	1,781,280	80,040
Change in fair value of derivative liability	208,000	—
Provision for doubtful accounts	641,357	710,882
Loss on disposal of assets	227,800	—
Changes in operating assets and liabilities
Accounts receivable	(2,610,138)	(1,840,412)
Inventories	(174,460)	(12,676)
Prepaid production costs	(702,945)	96,734
Prepaid expenses and other current assets	(3,311,925)	(635,941)
Accounts payable	2,335,077	(138,229)
Accrued compensation and other liabilities	14,785,409	550,733
Advances from customers	233,077	(85,466)
Deferred revenue	(5,350)	(102,845)
Other	(287,872)	(6,250)

Cash used in operating activities	$(48,771,121)	$(20,903,776)

Cash flows from investing activities
Additions to property, plant and equipment	(8,621,917)	(711,727)

Cash used in investing activities	$(8,621,917)	$(711,727)

Cash flows from financing activities
Proceeds from term loans	$31,486,824	427,615
Repayment of term loans	(948,928)	(3,140,783)
Proceeds from convertible notes and warrants with related parties	17,600,000	—
Proceeds from temporary equity contributions	—	7,999,961
Convertible notes issuance costs	(124,791)	—
Proceeds from exercise of stock options	87,580	6,750

Payment of deferred financing costs	(500,000)	—

Cash provided by financing activities	$47,600,685	$5,293,543

Change in cash and cash equivalents	(9,792,353)	(16,321,960)
Cash and cash equivalents, beginning of period	18,494,248	34,816,208

Cash and cash equivalents, end of period	$8,701,895	$18,494,248

Supplemental disclosure of cash flow information
Issuance of liability classified warrants in connection with debt	$987,747	$86,963
Issuance of equity classified warrants in connection with debt	$4,445,658	$—
Capital expenditures not yet paid	$239,261	$116,000
Interest paid	$854,078	$110,420

See accompanying notes to the consolidated financial statements.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Operations and Basis of Presentation

Fast Radius Operations, Inc., which was incorporated in the United States in 2017 (“Fast Radius” or the “Company”), is a cloud manufacturing and digital supply chain company. The Fast Radius solution combines a proprietary software platform with physical infrastructure to enable accelerated product development and digital tools for product engineers.

The Company is headquartered in Chicago, Illinois, with additional operating locations in Atlanta, Georgia; Louisville, Kentucky; and Singapore. The Company’s operations in Louisville, Kentucky are located within the Worldport facility of United Parcel Service, Inc. (“UPS”), enabling parts to be produced and shipped late into the evening for overnight distribution around the world. The Company has an operating subsidiary located in Singapore.

On July 18, 2021, ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), and ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), entered into an Agreement and Plan of Merger (as it was amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Fast Radius, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On February 4, 2022, pursuant to the Merger Agreement, Fast Radius consummated the Business Combination. Subject to the terms of the Merger Agreement, all of the issued and outstanding shares of Fast Radius were converted into an aggregate of (i) 65,000,000 shares of Common Stock, par value $0.0001 per share, of ENNV at a deemed value of $10.00 per share (including 11,196,271 shares of Common Stock underlying exchanged options, vested RSUs and exchanged RSUs) and (ii) the contingent right to receive during the earnout period certain additional shares of the Company’s common stock as specified in the Merger Agreement (the “Merger Earnout Shares”), in two equal tranches of 5,000,000 shares of the Company’s Common Stock, upon the satisfaction of certain price targets set forth in the Merger Agreement. The transaction provided all holders of the Company’s Common Stock with shares of Common Stock of the continuing public company. Upon close of the Business Combination, ENNV changed its name to Fast Radius, Inc. and the Company changed its name to Fast Radius Operations, Inc. As of December 31, 2021, the Company capitalized $3.6 million in direct and incremental equity issuance-related transaction costs within prepaid expenses and other current assets on the consolidated balance sheet, of which $3.1 million was not yet paid as of December 31, 2021 and was presented within accrued and other liabilities on the consolidated balance sheet.

The Company’s basis of presentation within these consolidated financial statements do not reflect any adjustment as a result of the Merger closing. The Merger will be accounted for as a reverse recapitalization. Under this method of accounting, Fast Radius will be treated as the accounting acquirer for financial reporting purposes. Refer to Note 15 for further information regarding the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). No transactions have been recorded to accumulated other comprehensive income or loss through December 31, 2021.

Principles of Consolidation

The Company’s consolidated financial statements reflect its financial statements and those of its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Risks and Uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, new customer acquisition, the need for

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations through issuances of debt and preferred stock since inception. The Company’s long-term success is dependent upon its ability to successfully market its products and services; grow revenue; control operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus (“COVID-19”) to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other events to virtual-only through the date of these consolidated financial statements. The COVID-19 pandemic has impacted and may continue to impact the Company’s business operations, including its employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of the pandemic’s continued effects over time. COVID-19 and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

Going Concern Consideration

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Since inception, the Company has generated recurring losses which have resulted in an accumulated deficit of $123.3 million and $55.4 million as of December 31, 2021 and December 31, 2020, respectively, and expects to incur additional losses in the future. The Company is still in the growth stage of its business and expects to continue to make substantial investments in its business, including in the expansion of its product portfolio and research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. The Company believes the cash it obtained from the Business Combination and the private placement that occurred substantially concurrently with the consummation of the Business Combination (the “PIPE Investment”), are not sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of the issuance of these financial statements. As a result of the Company’s history of losses and negative cash flows from operations, and because its plans to obtain additional capital have not been completed at the time of the issuance of these consolidated financial statements, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. The Company expects to generate additional cash to fund its growth through future debt or equity transactions; however, there can be no assurance that the Company will be able to obtain other debt or equity financing on terms acceptable to the Company, if at all. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. The Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Note 2 – Summary of Significant Accounting Policies

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

Use of Estimates

The preparation of the consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. The Company’s most significant estimates and judgements involve valuation of the Company’s debt and equity securities, including assumptions made in the fair value of warrants, derivatives, and stock-based compensation; the useful lives of fixed assets; and allowances for doubtful accounts. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Segment Information

The Company operates and manages its business as one operating and reportable segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of evaluating financial performance and allocating resources. The Company’s long-lived assets and customers are all substantially located in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less, or with the ability to redeem amounts on demand, to be cash and cash equivalents. The carrying amount of cash equivalents are reported at cost, which approximates their fair value.

Accounts Receivable

In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time a receivable is past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that the Company’s past collection experience is no longer relevant, its estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the consolidated financial statements. All accounts or portions thereof considered uncollectible are written off to the allowance for doubtful accounts in the period this information becomes known. Recoveries of trade receivables previously written off are recorded when received.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of accounts receivable are as follows:

	December 31, 2021	December 31, 2020
Trade receivables	$7,945,078	$5,451,252
Allowance for doubtful accounts	(929,800)	(404,755)

Total accounts receivable	$7,015,278	$5,046,497

The following table summarizes activity in the allowance for doubtful accounts:

	December 31, 2021	December 31, 2020
Balance at beginning of period	$(404,755)	$(190,205)
Provision for uncollectible accounts	(641,357)	(710,882)
Uncollectible accounts written off	116,312	496,332

Balance at end of period	$(929,800)	$(404,755)

Significant Customers and Concentration of Credit Risks

The Company is subject to credit risk primarily through its accounts receivable. Credit is extended to customers based on a credit review. The credit review considers each customer’s financial condition, including the customer’s established credit rating or the Company’s assessment of the customer’s creditworthiness based on their financial statements absent a credit rating, local industry practices, and business strategy. A credit limit and terms are established for each customer based on the outcome of this review. The Company performs on- going credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. The Company regularly evaluates the credit risk of its customers.

Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For the customers identified, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	December 31, 2021	December 31, 2020
Revenue for the years ended
Customer A	<10%	21.6%

	December 31, 2021	December 31, 2020
Accounts receivable
Customer A	<10%	24.2%
Customer B	<10%	13.3%

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Inventories

The Company’s inventories consist of raw materials, work-in-process, and finished goods, and costs incurred directly or indirectly in production, which includes labor and overhead. Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Inventories are stated at the lower of cost and net realizable value. As virtually all inventory is made to customers’ specific orders, finished goods inventory is typically shipped to the customer upon completion.

Inventories consisted of the following:

	December 31, 2021	December 31, 2020
Raw materials	$432,461	$162,397
Work-in-process	16,310	107,770
Finished goods	—	4,144

Total Inventories	$448,771	$274,311

Cost is determined using the weighted-average method. The Company performs on-going evaluations and records adjustments for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales. Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of revenues in the consolidated statements of net loss and comprehensive loss.

Property and Equipment, net

The Company’s property and equipment primarily consists of advanced manufacturing machinery, quality measurement equipment, other manufacturing infrastructure, office equipment and furniture, computer hardware, internally developed software, and networking equipment. Depreciation is computed using the straight-line method over the estimated useful life by asset category, or in the case of leasehold improvements, the shorter of the lease term including any renewal periods reasonably assured to be exercised at inception, or the estimated useful life of the asset category. Repairs and maintenance are expensed as incurred, while betterments and improvements that the Company determines extend the useful life or add functionality of property and equipment are capitalized. Property and equipment are depreciated over the estimated useful life of the asset categories as follows:

Advanced Manufacturing Machinery & Quality Equipment	5 – 10 Years
Computer & Office Hardware	5 Years
Furniture & Fixtures	7 Years
Internally Developed Software	3 – 5 years
Leasehold Improvements	Lesser of lease term or estimated useful life

The Company periodically reviews each asset category’s estimated useful life based upon actual experience and expected future utilization. A change in useful life is treated as a change in accounting estimate and is applied prospectively.

The Company reviews the carrying amounts of property and equipment for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the Company groups assets and liabilities at the lowest level such that the identifiable cash flows

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

relating to the group are largely independent of the cash flows of other assets and liabilities, which are each determined to be an asset group. The Company then compares the carrying amount of each asset group to the estimated undiscounted future cash flows attributable to the asset group. If the estimated undiscounted future cash flows for the asset group are not at least equal to the carrying amount, the Company estimates the fair value of the asset group and an impairment charge is recorded at the amount by which the carrying amount of the asset or asset group exceeds the fair value, if applicable. In addition, the remaining depreciation period for the impaired asset or asset group would be reassessed and, if necessary, revised. For the years ended December 31, 2021 and December 31, 2020, the Company did not recognize any impairment of its property and equipment. Refer to Note 4 for further information regarding property and equipment.

Software applications developed for internal use are capitalized as internally developed software. Costs are capitalized when: (i) the preliminary project stage is completed (i.e., the application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are expensed as incurred within general and administrative expense in the consolidated statements of net loss and comprehensive loss.

Debt and Deferred Financing Fees

Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of that related debt. Refer to Note 5 for further information regarding debt.

Costs incurred in connection with the Company’s debt instruments consist principally of debt issuance costs and have been deferred and are being amortized over the terms of the related debt agreements using the effective interest method. Deferred financing fees are presented on the consolidated balance sheets as direct reductions to debt balances.

Research and Development Costs

Management invests resources to advance the development of its products and services for its customers, including the development of the cloud manufacturing software platform. Research and development costs represent costs incurred to support the advancement of new product platforms, consumables, and activities to enhance manufacturing capabilities. Research and development costs are comprised of prototype parts, design expense, employee-related personnel expense, and an allocated portion of overhead costs. Research and development costs are expensed as incurred.

Net Loss Per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to Common Stockholders when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and redeemable convertible preferred stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to Common Stockholders for the period to be allocated between common and redeemable convertible preferred stock based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses.

Basic net loss per share attributable to stockholders is computed by dividing net loss attributable to the Company’s stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive Common Stock. Diluted net loss per share attributable to the Company’s stockholders reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. For periods in which the Company reports net losses, diluted net loss per common share attributable to the Company’s stockholders is the same as basic net loss per common share attributable to the Company’s stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Refer to Note 14 for further information regarding net loss per share.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of the Company’s brand in key vertical markets. Advertising costs were approximately $7.9 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively. All advertising expenses are recorded in Sales and marketing expense in the consolidated statements of net loss and comprehensive loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of net loss and comprehensive loss in the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized. The Company does not have any uncertain tax positions.

A valuation allowance is provided unless it is more likely than not that the deferred tax asset will be realized. Assessing whether deferred tax assets are realizable requires significant judgement. In the determination of the appropriate valuation allowance, the Company considers future reversals of existing taxable temporary differences, the most recent projections of future business results, prior earnings history, carry back and carry forward periods, and prudent tax strategies. Assessments for the realization of deferred tax assets made at a given balance sheet date are subject to change in the future. Refer to Note 6 for further information regarding income taxes.

Stock-Based Compensation—Options, RSUs and Warrants

The Company accounts for stock-based compensation awards in accordance with Financial Accounting Standards Board (“FASB”) ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. The Company’s stock-based awards are comprised of stock options and RSUs. The Company estimated the fair value of its Common Stock options when granted using the Black Scholes option-pricing model and RSUs when granted using the estimated Common Stock value.

The Company’s stock-based awards are subject to service and/or performance-based vesting conditions. The Company recognizes compensation expenses for awards with only a service condition over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period, the Company evaluates the probability that its performance-based stock options will be earned and adjusts its previously

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

recognized compensation expense as necessary. If the achievement of the respective performance metrics is not probable or the respective performance goals are not met, the Company reverses its previously recognized compensation expense. In accordance with ASC 718, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the consolidated statements of net loss and comprehensive loss.

The Company accounts for stock-based compensation awards issued to nonemployees for services, as prescribed by ASC 718, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in Accounting Standards Update (“ASU”) 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”).

The Company has elected to account for forfeitures as they occur for both employee and nonemployee awards. Refer to Note 9 for further information regarding stock-based compensation.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

The Company has determined the estimated fair value of its financial instruments including stock-based awards, derivatives, and certain warrants, which are accounted for as liabilities, based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents represent cost, which approximates fair value. The carrying amounts reported in the consolidated balance sheets for accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their short-term maturities. With the exception of the Company’s Related Party Convertible Notes, the fair value of the Company’s debt approximates their carrying values based on the variable nature of interest rates and current market rates available. The Company considers its debt to be a Level 3 measurement in the fair value hierarchy as significant judgment is involved to determine the fair value of embedded conversion features. Refer to Note 10 for further information regarding fair value.

Redeemable Convertible Preferred Stock

The Series Seed, Seed-1, A-1, A-2, A-3, and B Convertible Preferred Stock (collectively the “Preferred Stock”) are classified in temporary equity as they contain terms that could force the Company to redeem the shares for cash or other assets upon the occurrence of an event not solely within the Company’s control. The Company adjusts the carrying values of the Preferred Stock each reporting period to the redemption value inclusive of any declared and unpaid dividends. As of December 31, 2021 and 2020, no adjustments to the Preferred Stock carrying values were required as no dividends had been declared. Refer to Note 7 for further information.

Warrants

The Company accounts for its warrants issued with other debt and equity instruments in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than equity, the Company accounts for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. Refer to Note 8 for further information regarding warrants.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Treasury stock

Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains, and losses to the extent that gains were previously recorded, on the subsequent reissuance of shares are credited or charged to paid-in capital in excess of par value using the average-cost method. Any losses in excess of previously recorded gains are charged to accumulated deficit.

Revenue Recognition

The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contracts; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company’s primary source of revenue is from product sales of manufactured parts. Fast Radius has contracts with customers where the transfer of control of the specified good varies from contract to contract, but predominantly occurs upon shipment. The Company does not act as an agent in any of its revenue arrangements. Fast Radius seldom offers assurance-type warranties in the ordinary course of business; however, when such warranties are included, they generally have a service life of four years beginning from the date of product purchase. In the event of a failure of products covered under the warranties, the Company may repair or replace the products at the customer’s discretion. As of December 31, 2021 and 2020, the Company has not incurred any warranty related costs related to products covered by this warranty.

The Company also derives revenue from consulting agreements, in which the Company produces digital assets (CAD files) and physical assets (prototypes). For consulting contracts, the deliverables are combined to be one performance obligation within the context of the contract, and revenue is recognized over time or at a point-in- time based on contract terms. Revenue is recognized over time when the customer legally controls the work-in- process associated with the Company’s performance. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include hourly labor, materials, and overhead. Otherwise revenues are recognized at a point-in-time when control has transferred to the customer.

Payments are generally due within a range of 30 to 90 days after the performance obligation has been satisfied. Revenue from consulting agreements is not material.

The Company charges certain customers shipping and handling fees. These fees are recorded within revenue after transfer of control of the products to customers. Revenues related to shipping and handling were $0.8 million and $0.4 million in 2021 and 2020, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues as incurred.

The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.

Contract liabilities consist of fees paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Contract assets are recorded when the Company has a right to consideration in exchange for goods or services that it has transferred to a customer but for which payment is conditional on more than just the passage of time. Given the nature of the Company’s contracts, the Company did not have any contract assets as of December 31, 2021 or 2020, respectively. Refer to Note 3 for further information regarding revenue.

Leases

The Company leases certain equipment, office space and its corporate headquarters under non-cancelable lease agreements which are accounted for as operating leases. The Company recognizes operating lease minimum rentals on a straight-line basis over the lease term. Executory costs such as real estate taxes and maintenance, and contingent rentals based on the volume of actual utilization are recognized as incurred. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent. The Company records deferred rent in other non-current liabilities on the consolidated balance sheets. The lease term, which includes all renewal periods that are considered to be reasonably assured of being exercised, begins on the date the Company has access to the leased asset. Refer to Note 11 for further information regarding leases.

Recently issued accounting pronouncements

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The standard was effective for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments. More convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted EPS calculation in certain circumstances. The ASU is effective for smaller reporting companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020. The ASU allows entities to use either a modified retrospective or full retrospective transition method. The Company early adopted this standard effective January 1, 2021 noting no material effects on its consolidated financial statements.

Recently Issued Accounting Pronouncements not yet adopted as of December 31, 2021

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year private companies with fiscal years beginning after December 15, 2022 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on its consolidated financial statements.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (“ASC 842”), which requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification of the lease as a finance or operating lease. On April 8, 2020, the FASB, pursuant to ASU 2020-05, voted to defer the effective date for ASC 842 for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, and subsequent related amendments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances which are deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - REVENUES

The Company charges certain customers shipping and handling fees. These fees are recorded within revenue when incurred after transfer of control of the products to customers. Revenues related to shipping and handling fees were $0.8 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues when incurred.

The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.

Contract assets are recorded when the Company has a right to consideration in exchange for goods or services that it has transferred to a customer but for which payment is conditional on more than just the passage of time. Contract liabilities consist of fees paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria. The Company did not have any contract assets as of December 31, 2021 or 2020, respectively. Deferred revenue (contract liabilities) is recognized when a customer pays consideration before the Company transfers goods or provide services and was $5 thousand as of December 31, 2020. There were no contract liabilities as of December 31, 2021. During the year ended December 31, 2021, the amount of revenue recognized that was included in deferred revenue as of December 31, 2020 was not significant.

Disaggregation of Revenues

The Company’s primary sources of revenue are from one revenue stream, product sales of manufactured parts. The Company is also presenting a disaggregation of revenue by geographical region (based on the external customer’s location) for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Revenues
Americas	$18,947,044	$12,946,158
Europe	499,294	476,087
Asia Pacific	565,726	544,006

Total	$20,012,064	$13,966,251

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following:

	December 31, 2021	December 31, 2020
Advanced manufacturing machinery & quality equipment	$5,705,034	$3,016,377
Software	2,912,107	—
Computer & office hardware	1,148,944	657,972
Furniture and fixtures	38,473	34,753
Leasehold improvements	3,048,419	699,278

Total property and equipment	$12,852,977	$4,408,380
Less: accumulated depreciation and amortization	(3,324,550)	(1,744,014)

Property and equipment (Net)	$9,528,427	$2,664,366

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense for the years ended December 31, 2021 and 2020, was $1.7 million and $0.8 million, respectively.

NOTE 5 –DEBT

The following is a summary of short- and long-term debt:

	December 31, 2021	December 31, 2020
2018 ATEL Loan	$—	$359,594
2020 MFS Loan	314,637	384,604
Manufacturers Capital Promissory Notes	967,710	—
Related Party - Energize Convertible Debt	7,600,000	—
2020 SVB Loan	10,225,000	—
2021 SVB Loan	20,800,000	—
Related Party - Drive Capital Convertible Debt	3,000,000	—
Related Party - ECP Holdings Convertible Debt	7,000,000	—

Total Outstanding Principal	$49,907,347	$744,198
Less: Discounts	(6,816,026)	—
Less: Deferred financing fees	(588,339)	(15,879)

Total Outstanding debt	$42,502,982	$728,319
Fair value of derivatives	4,395,000	—

Total Debt and derivative liabilities	$46,897,982	$728,319

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following is the summary of future principal repayments of debt:

Amounts
2022	$15,059,584
2023	30,690,676
2024	3,949,970
2025	207,117

Total	$49,907,347

2018 ATEL Loan

On October 4, 2018, the Company entered into a credit agreement with ATEL Ventures (“ATEL”) with a principal amount up to $3.0 million to finance equipment purchases (hereafter referred to as the “ATEL Loan”). All advances under the agreement are collateralized by the specific equipment financed in accordance with the agreement terms. On December 31, 2018, the Company financed the acquisition of advanced manufacturing equipment and machinery in the amount of $1.1 million. The loan required 36 monthly payments of principal and interest, with a maturity date of November 1, 2021. The loan did not have a stated interest rate; therefore, the Company calculated the imputed interest rate using the Yield-to-Maturity (YTM) method. The imputed interest rate for the periods ended December 31, 2021 and 2020, was approximately 5.8% and 5.6%, respectively. In conjunction with the agreement, the Company issued a warrant to ATEL to purchase up to 91,755 shares of the Company’s Series A-3 Preferred Stock. As the Company only borrowed one-third of the total available financing, only one- third of the total 91,755 warrants were granted. These warrants are accounted for pursuant to ASC 480. As of December 31, 2021, the Company has issued 32,405 warrants to ATEL in conjunction with the debt agreement. The agreement includes provisions allowing for an optional prepayment, default interest, and acceleration upon events of default that are outlined within the agreement. On November 1, 2021, the ATEL loan was paid in full, including the outstanding interest and principal balance.

2018 SVB Loan

On October 12, 2018, the Company entered into a term loan agreement with Silicon Valley Bank (“SVB”) for $3.0 million (hereafter referred to as the “2018 SVB loan”). The term loan required monthly payments of principal and interest, with all remaining principal and interest due on September 1, 2022. The term loan had an interest rate of prime rate + 1.25%. The loan was substantially collateralized by personal property and equity, as guaranteed by the Company. The term loan agreement did not contain financial covenants. In conjunction with the term loan, the Company issued warrants for the purchase of up to 46,636 shares of Common Stock at an exercise price of $0.45 per share. The warrants were recorded as a discount to the term note. Refer to Note 8 for information regarding redeemable warrants.

On February 19, 2020, the Company extinguished the 2018 SVB loan by repaying the outstanding interest and principal balance. The Company also expensed the remainder of the deferred financing fees associated with the loan.

2020 MFS Loan

On November 4, 2020, the Company entered into a secured loan agreement with Manufacturers Financing Services (“MFS”) for $0.4 million to finance the purchase of printing equipment. The loan required a 10% down payment at the time of origination, with 60 monthly payments of $7 thousand inclusive of principal and interest to be paid through December 1, 2025. The imputed interest rate for the periods ended December 31, 2021 and 2020 was approximately 3.4% and 4.1%, respectively. The loan agreement does not contain any financial covenants. The loan is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $315 thousand as of December 31, 2021.

2020 SVB Loan

On December 29, 2020, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $6.5 million (“2020 SVB loan”). On March 12, 2021, the agreement was amended to increase the

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

maximum credit extension to $10.0 million. The credit agreement defines two tranches of “availability” for advances. The first tranche must be drawn by May 31, 2021 and the second tranche must be drawn by September 30, 2021. The agreement requires monthly interest payments of 4.9% on the outstanding principal and monthly principal payments of $277.8 thousand beginning January 1, 2022. The term of the loan is the earlier to occur of the 36th month after the last tranche of funding and no later than December 1, 2024. The interest rate on the term loan is the greater of (a) the prime rate + 1.0%, or (b) 2.25%.

In connection with acquiring the financing from the 2020 SVB loan, the Company issued warrants for the purchase of 26,115 shares of Common Stock at an exercise price of $1.81 per share. On March 12, 2021, the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. On May 25, 2021, the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. The warrants were determined to be liability classified and were recorded at their issuance date fair value as a discount to the loan. See Note 8 for further discussion on redeemable warrants.

On May 25, 2021, the Company drew the full availability of the loan. The outstanding balance of the loan as of December 31, 2021 was $10.0 million.

2021 SVB Loan

On September 10, 2021, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $20.0 million. The first $10.0 million of the loan can be drawn upon immediately, and the remaining $10.0 million can only be drawn upon to the amount of other additional financing that the Company receives. The company will make interest-only payments until the term loan’s maturity date, which is the earlier of a merger with a special purpose acquisition company (“SPAC”) or March 10, 2022. The interest rate on the term loan is the prime rate + 6.0%.

On September 10, 2021, the Company drew the initial $10.0 million and an additional $3.0 million when the Drive Capital convertible debt was issued. The Company subsequently drew the remaining $7.0 million on October 26, 2021 when the ECP convertible debt was issued. As of November 8, 2021, the full $20 million has been drawn on the loan. On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from March 10, 2022 to April 3, 2023. Refer to Note 15 for further information regarding the extension.

Manufacturers Capital Promissory Notes

On January 15, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of machinery and equipment. The Company received proceeds of $299 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5 thousand, inclusive of principal and interest to be paid through January 15, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.8%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $168 thousand as of December 31, 2021.

On March 24, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $680 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $11.7 thousand, inclusive of principal and interest to be paid through March 24, 2025. The imputed interest rate for the year ended December 31, 2021 was 3.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $389 thousand as of December 31, 2021.

On July 13, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through July 13, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.4%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $203 thousand as of December 31, 2021.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On August 16, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through August 16, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $207 thousand as of December 31, 2021.

Related Party Convertible Notes – Energize Ventures Fund

On March 12, 2021, the Company entered into a note purchase agreement with Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV and Ironspring Venture Fund I-FR, LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively the “Related Party Convertible Notes I”). The Company received the principal of $7.6 million on April 13, 2021 at closing. The Related Party Convertible Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is April 13, 2023. The Related Party Convertible Notes I are recorded at carrying value. Further, warrants to purchase a maximum of 140,000 shares with an exercise price of $0.01 were issued in conjunction with the closing of the Related Party Convertible Notes I. The warrants were determined to be equity classified and are recorded as a discount to the Related Party Convertible Notes I. For further details, please refer to Note 8. The Related Party Convertible Notes I contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a fair value of $2.5 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $75 thousand.

The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes I and Related Party Derivative Liability with Energize Ventures:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$327

Amortization of deferred financing costs and convertible debt discount	1,102

Total Interest Expense	$1,429
Effective interest rate	58.3%

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following provides a summary of the convertible notes and derivatives:

As of
(in thousands)	December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$3,534
Net carrying amount of convertible note	4,066

Principal value of convertible note	$7,600
Fair value of convertible note and derivative liability	9,936
Fair value of convertible note excluding the derivative liability	$7,446
Fair value level	Level 3

For further information on fair value measurements, refer to Note 10.

Related Party Convertible Notes – Drive Capital Fund

On August 23, 2021, the Company entered into a Note Purchase Agreement with Drive Capital Fund II LP and Drive Capital Ignition Fund II LP (existing stockholders) for convertible promissory notes (collectively the “Related Party Convertible Notes II”). The Company received funding of $3.0 million on August 24, 2021 at closing. The Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is August 23, 2023. These Related Party Convertible Notes II contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a fair value of $0.6 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $11 thousand.

The following provides a summary of interest expense on the Company’s Related Party Convertible Notes II and Related Party Derivative Liability with Drive Capital:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$63

Amortization of deferred financing costs and convertible debt discount	86

Total Interest Expense	$149
Effective interest rate	17.1%

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following provides a summary of the convertible notes and derivatives:

As of
(in thousands)	December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$474
Net carrying amount of convertible note	2,526

Principal value of convertible note	$3,000
Fair value of convertible note and derivative liability	3,390
Fair value of convertible note excluding the derivative liability	$2,830
Fair value level	Level 3

Related Party Convertible Notes – Energy Capital Partners Holdings

On October 26, 2021, the Company entered into a Note Purchase Agreement with Energy Capital Partners Holdings, LP for convertible promissory notes (collectively the “Related Party Convertible Notes III”). The Company received funding of $7.0 million on October 26, 2021 at closing. The Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is October 26, 2023. These Related Party Convertible Notes III contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a value of $1.3 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $122 thousand.

The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes III and Related Party Derivative Liability with Energy Capital Partners Holdings:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$76

Amortization of deferred financing costs and convertible debt discount	95

Total Interest Expense	$171
Effective interest rate	16.3%

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following provides a summary of the convertible notes and derivatives:

(in thousands)	As of December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$1,130
Net carrying amount of convertible note	5,870

Principal value of convertible note	$7,000
Fair value of convertible note and derivative liability	7,829
Fair value of convertible note excluding the derivative liability	$6,484
Fair value level	Level 3

The Related Party Convertible Notes I, II, and III are convertible into common shares at the option of the holder within 90 days of maturity or are automatically converted upon closing of a SPAC Transaction. Upon a Qualified Financing event, the Related Party Convertible Notes I, II, and III are convertible into preferred equity (as such terms are defined in the Note Purchase Agreement). As of December 31, 2021, the conversion price of the notes was equal to 80% of the lowest price per share paid by the other purchasers of equity sold in any of those certain triggering events. The Related Party Convertible Notes I, II, and III were converted into common shares as part of the Business Combination. Refer to Note 15 for further information.

NOTE 6 – INCOME TAXES

The components of the Company’s loss before income taxes are as follows:

	Years Ended December 31,
	2021	2020
United States	$(67,883,898)	$(21,671,394)
Foreign	—	—

Total	$(67,883,898)	$(21,671,394)

The Company did not record any current or deferred federal, state or foreign income taxes for the years ended December 31, 2021 and 2020, respectively.

The reconciliation of the Federal statutory income tax provision to the Company’s effective income tax provision is as follows:

	Years Ended December 31,
	2021	2020
Federal statutory income tax rate	21%	21%
Federal income tax at statutory rates	$(14,255,619)	$(4,550,993)
Valuation Allowance	13,982,549	4,435,667
Other, permanent difference	273,070	115,326

Total income tax provision	$—	$—

Effective income tax rate	0%	0%

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of loss and credit carry forwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities at December 31, 2021 and 2020 were comprised of the following:

	Years Ended December 31,
	2021	2020
Deferred Tax Assets:
Allowance for doubtful accounts	$273,692	$110,381
Accruals and reserves	4,448,488	733,051
Disallowed interest carryforwards	1,332,346	—
Net operating loss and other carryforwards	24,171,779	12,418,254
Stock based compensation	505,580	377,514
Other, net	40,507	16,364
Deferred tax assets before valuation allowance	$30,772,392	$13,655,564
Valuation Allowance	(30,739,829)	(13,591,637)
Total Deferred Tax Assets, net of valuation allowance	32,563	63,927
Deferred Tax Liabilities:
Depreciation	32,563	63,927
Total Deferred Tax Liabilities	32,563	$63,927
Net Deferred Tax Assets (Liabilities)	$—	$—

A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. A full review of all positive and negative evidence needs to be considered, including the Company’s current and past performance, the market environments in which the Company operates, the utilization of past tax credits, length of carry back and carry forward periods, as well as tax planning strategies that might be implemented. Management believes that, based on a number of factors, it is more likely than not, that all of the deferred tax assets may not be realized; and accordingly, as of December 31, 2021 and 2020, the Company has provided a full valuation allowance against its net deferred tax assets.

On a gross basis, the Company has Federal net operating loss carry forwards of $89.8 million and $43.9 million as of December 31, 2021 and December 31, 2020, respectively, of which $1.0 million will expire in 2027 and the remainder of which may be carried forward indefinitely. The Company also has State gross net operating loss carry forwards of $79.3 million and $50.1 million as of December 31, 2021 and December 31, 2020, respectively, in various state jurisdictions which begin to expire in 2030. A full valuation allowance has been established for these net operating loss carry forwards as of December 31, 2021 and December 31, 2020. The increase in the valuation allowance in 2021 was due to an increase in the Federal valuation allowance of $14.0 million and an increase to State valuation allowances of $3.2 million. The following is a rollforward of the Company’s valuation allowances for the years ended December 31, 2021 and 2020, respectively:

Valuation allowance as of January 1, 2020	$7,831,390
Adjustments to the valuation allowance	5,760,247
Valuation allowances as of December 31, 2020	13,591,637
Adjustments to the valuation allowance	17,148,192
Valuation allowance as of December 31, 2021	$30,739,829

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has no unrecognized tax benefits as of December 31, 2021 and December 31, 2020. The Company is subject to U.S. Federal income tax and various state income taxes. The Company is subject to examination in these jurisdictions for the 2017 year and beyond.

NOTE 7 – TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Common Equity

The Board of Directors has authorized up to 31,000,000 shares of Common Stock at a $.0001 par value. As of December 31, 2021 and 2020, 4,039,535 and 3,427,555 shares of Common Stock were outstanding, respectively. The holders of record of Common Stock are entitled to elect one member to the Board of Directors.

On April 14, 2018, the Company repurchased 650,000 shares for $0.2 million. The Company had total treasury shares of 650,000 as of December 31, 2021 and 2020, respectively. The Company has not retired any treasury shares as of December 31, 2021.

Preferred Equity

All preferred equity is convertible at the option of the holder and automatically upon contingent events. All preferred equity participates in dividends with Common Stock on an as-converted basis when declared by the Board of Directors.

Series Seed Preferred Shares

The Board of Directors has authorized up to 400,000 Series Seed shares. As of December 31, 2021 and 2020, there were 400,000 Series Seed Preferred Shares issued and outstanding, at the original issuance price of $4.00/share. The Series Seed Preferred shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series Seed Preferred Shares until the first issuance of Series A-1 Preferred Shares. The Series Seed Preferred Shares accrued $0.3 million of cumulative but unpaid dividends prior to the Series A-1 Preferred Share original issuance, for a total liquidation preference of $1.9 million as of December 31, 2021 and 2020. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.

Series Seed-1 Preferred Shares

The Board of Directors has authorized up to 515,779 Series Seed-1 Preferred Shares. As of December 31, 2021 and 2020, there were 515,779 Series Seed-1 Preferred Shares issued and outstanding, at the original issuance price of $5.3911/share. The Series Seed-1 Preferred Shares were entitled to receive a 6% cumulative dividend on the original issue price of the Series Seed-1 Preferred Shares until the first issuance of Series A-1 Preferred Shares. The Series Seed-1 Preferred Shares accrued $0.2 million of cumulative but unpaid dividends prior to the Series A-1 Preferred Share original issuance, for a total liquidation preference of $2.9 million as of December 31, 2021 and 2020. Per the terms of the Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc., dated March 21, 2019, scenarios exist in which accrued but unpaid dividends would not be paid.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series A Preferred Shares

The Board of Directors has authorized up to 5,706,349, 2,574,478, and 2,713,324 Series A-1, Series A-2, and Series A-3 preferred shares, respectively. The Preferred Shares are carried at their original issuance price of $1.00139, $1.20078, and $1.63479 for Series A-1, Series A-2, and Series A-3, respectively. As of December 31, 2021 and 2020, there are 5,706,349 Series A-1, 2,574,478 Series A-2 and 2,621,569 Series A-3 Preferred Shares issued and outstanding with overall liquidation preferences of $5.7 million, $2.8 million and $4.3 million, respectively. The holders of record of Series A Preferred Stock are entitled to elect one member to the Board of Directors.

Series B Preferred Shares

The Board of Directors has authorized up to 5,131,673 Series B Preferred Shares. As of December 31, 2021 and 2020, there were 4,205,059 Series B Preferred Shares issued and outstanding, respectively, at the original issue price of $13.49 per share for a total liquidation preference of $56.7 million as of December 31, 2021 and 2020. The holders of record of Series B Preferred Shares are entitled to elect one member to the Board of Directors.

Liquidation Preferences

In the event of voluntary or involuntary liquidation or dissolution, the remaining assets available for distribution are distributed in the following order pursuant to their respective liquidation preference amounts: Series B, Series A-1, Series A-2, Series A-3, Series Seed, and Series Seed-1. Remaining assets available for distribution after preferential payments have been made will be distributed to holders of Series B and common shares.

Redemption

The preferred shares are redeemable upon a liquidation event, deemed liquidation event, or pursuant to the redemption options (as defined in the underlying agreements) providing the holders of preferred shares the option to force the Company to redeem their shares after seven years from the Series B original issuance date at the original issuance price plus dividends declared. The redemption feature of each issuance of preferred shares is not solely within the control of the Company; they are each also redeemable at the option of the holder. As such, each issuance of preferred stock is classified in temporary equity as redeemable preferred stock and measured at redemption value. The preferred stock is not currently redeemable, but it is probable that the preferred stock will become redeemable in the future and therefore the Company has elected an accounting policy to subsequently measure the preferred stock at current redemption value. Details of redemption for each issuance of preferred stock is discussed below.

Series B Preferred Stock

Unless prohibited by Delaware law governing distributions to stockholders, shares of Series B Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven (7) years from the Original Issue Date of the Series B Preferred Stock from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class).

Series A Preferred Stock

Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven (7) years from the Original Issue Date of the Series B Preferred Stock from (i) the holders of at least a majority of the then outstanding shares of Series A Stock (voting together as a single class), and (ii) if and only if the Series B Preferred Stock has not yet submitted a Series B Redemption Request, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class).

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Series Seed-1 Preferred Stock and Series Seed Preferred Stock

Unless prohibited by Delaware law governing distributions to stockholders, shares of Series Seed-1 Preferred Stock and Series Seed Preferred Stock shall be redeemed by the Company at a price equal to the applicable Original Issue Price per share, plus all declared but unpaid dividends, in three (3) annual installments commencing on or after the date that is seven (7) years from the Original Issue Date of the Series B Preferred Stock from (i) the holders of at least a majority of the then outstanding shares of Series Seed-1 Preferred Stock and Series Seed Preferred Stock (voting together as a single class), and (ii) if and only if (A) the Series B Preferred Stock has not yet submitted a Series B Redemption Request, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class) and (B) the Series A Stock has not yet submitted a Series A Redemption Request, the holders of at least a majority of the then outstanding shares of Series A Stock (voting together as a single class).

NOTE 8 – WARRANTS

Warrants issued to purchase Common Stock

On December 29, 2020, in connection with the 2020 SVB Loan, the Company issued warrants for the purchase of 26,115 shares of Common Stock at an exercise price of $1.81 per share. On March 12, 2021, the Company amended the December 29, 2020 warrant agreement such that there would be issuances of warrants upon execution of the amendment and on the draw date of the debt. On the date of the amendment, the Company issued 26,115 warrants at an exercise price of $13.49 per share with an expiration date of March 12, 2033. When the draw occurred on May 25, 2021, the Company issued warrants for the purchase of an additional 26,115 shares of Common Stock to SVB at an exercise price of $13.49 per share with an expiration date of March 12, 2033. As of December 31, 2021, the full amount of the debt has been drawn and 78,345 warrants were issued and outstanding associated with the amended agreement, comprised of 26,115 and 52,230 warrants issued in 2020 and 2021, respectively. The SVB warrants are classified as a derivative liability pursuant to ASC 815-40, Derivatives and Hedging (“ASC 815-40”) and adjusted to their fair value with changes in fair value recognized in earnings. Refer to Note 5 for further information regarding this loan.

On February 2, 2020, for UPS’s role in assisting to lead and secure the Series B Preferred Stock financing round, the Company issued UPS warrants to purchase up to 101,927 shares of the Company’s Common Stock. The exercise price for the warrants issued to UPS is $0.0001 per share. The warrants are classified as equity and were recorded at fair value upon issuance.

On April 13, 2021, the Company issued warrants for the purchase of 140,000 shares of Common Stock to holders of the Related Party Convertible Notes I, as further discussed in Note 5. The warrants have an exercise price of $0.01 per share with an expiration date of April 13, 2031. The warrants are classified as equity and were recorded at fair value upon issuance with a corresponding discount to the Related Party Convertible Notes I.

On September 10, 2021, the Company issued warrants for the purchase of 106,270 shares of Common Stock to SVB at an exercise price of $20.92 per share with an expiration date of September 10, 2033. These warrants were granted in conjunction with a term loan of up to $20.0 million. As of December 31, 2021, $20.0 million of the debt has been drawn. The SVB warrants are classified as equity and were recorded at fair value upon issuance with a corresponding discount to the notes. Refer to Note 5 for further information regarding this loan.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Common Stock warrant activity for the years ended December 31, 2021 and 2020 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2020	809,001	$0.84	$1.68
Granted	128,042	0.37	2.24
Exercised	—	—	—

Outstanding at December 31, 2020	937,043	$0.78	$1.75	4.06

Exercisable	937,043

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2021	937,043	$0.78	$1.75
Granted	298,500	9.81	18.20
Exercised	—	—	—

Outstanding at December 31, 2021	1,235,543	$2.96	$5.73	4.84

Exercisable	1,235,543

As of December 31, 2021 and 2020, there are warrants allowing for the purchase of up to 1,235,543 and 937,043 shares of Common Stock, respectively. Warrants are exercisable at any time, at the option of the holder, into Common Stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Other than warrants accounted for under ASC 718, the Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480 and ASC 815-40. Based on the provisions governing the warrants in the applicable agreements, the Company determined that the warrants associated with the 2018 SVB loans, 2021 SVB loans, and Related Party Convertible Notes I meet the criteria required to be classified as an equity award. Accordingly, the warrants were recorded at their grant date fair value with no subsequent remeasurement. The 2020 SVB loan warrants associated with the financing agreement have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. Additionally, all warrants issued are immediately exercisable and expire on an expiration date specified in each agreement. Warrants issued to XMS Capital Partners, LLC (“XMS”) and UPS are accounted for pursuant to ASC 718, Compensation—Stock Compensation (“ASC 718”). Refer to Note 9 for further information regarding stock-based compensation.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Warrants issued to purchase Series A-3 Preferred Stock

On October 4, 2018, in connection with obtaining a $3.0 million loan from ATEL to finance equipment purchases, the Company issued a warrant to purchase up to 91,755 Series A-3 Preferred shares at a price of $1.63 per share. 32,405 warrants were issued in conjunction with the term loan and have an expiration date that is the earlier of October 4, 2033 or the 5th anniversary of an initial public offering (“IPO”) closing. This warrant to purchase 32,405 shares represents all A-3 warrants outstanding as of December 31, 2021 and 2020, respectively.

The Company evaluated the Series A-3 warrants issued to ATEL for liability or equity classification in accordance with the provisions of ASC 480 and ASC 815-40. Based on the provisions governing the warrants in the applicable agreement, the ATEL Series A-3 warrants have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. All Series A-3 warrants issued are immediately exercisable and expire on the expiration date specified in the warrant agreement.

The Company recognized expense of $2.2 million and $83 thousand related to liability classified warrants during the years ended December 31, 2021 and 2020, respectively, which included changes in fair value and interest expense associated with the amortization of discounts allocated to the related debt liabilities. The Company recognized $1.8 million and $0.3 million of expense related to equity classified warrants (under ASC 718) during the years ended December 31, 2021 and 2020, respectively, which included the costs recognized upon issuance and interest expense associated with the amortization of discounts allocated to the related debt liabilities.

The number and kind of securities purchasable upon the exercise of these warrants and their exercise price shall be subject to adjustment from time to time upon the occurrence of certain events which may impact the exercise price and number of shares issued, including (a) stock dividends or splits, etc. (b) reclassification, exchange, combinations or substitution or (c) adjustments to conversion price.

NOTE 9 – STOCK BASED COMPENSATION

Stock Options

On December 4, 2017, the Company’s Board of Directors adopted its 2017 Incentive Plan which subsequently was amended and restated on July 29, 2020 (the “Plan”). The Plan was entered into with the objective of attracting and retaining key personnel, providing for additional performance incentives, and promoting the success of the Company by increasing the efforts of participants. The Plan seeks to achieve this purpose by providing for awards in the form of stock options (“options”) and RSUs to officers, employees, consultants, and directors of the Company. Pursuant to the Plan, the Company has issued the following stock-based payment awards to employees and nonemployees in exchange for services provided to the Company, (i) options to the Company’s founders, including options early exercised through a promissory note, (ii) stock options and RSUs to various employees and former employees, and (iii) options and warrants issued to various nonemployee consultants (collectively, the “Awards”). The underlying Awards pursuant to the Plan are administered by the Compensation and Management Development Committee of the Board of Directors.

12,258,817 shares are reserved and available for grant and issuance pursuant to the Plan as of the date of adoption of the amended Plan.

Stock-based compensation expense during the years ended December 31, 2021 and 2020, was $0.9 million and $1.0 million respectively. No income tax benefit was recognized in the consolidated statements of net loss and comprehensive loss and an immaterial amount of compensation was capitalized during 2021. Stock-based

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

compensation expense was recorded in the following financial statement lines within the consolidated statements of net loss and comprehensive loss:

	December 31, 2021	December 31, 2020
Cost of Revenues	$13,402	$14,383
General and Administrative	$680,609	$825,664
Selling and Marketing	$79,695	$104,985
Research & Development	$81,690	$47,048

In 2018, founders early exercised approximately 7.7 million stock options through execution of partial-recourse promissory notes. The options had an exercise price of $0.28 per share. The options contain various service and performance-based vesting conditions. Specifically, a portion of the options vest solely based on a graded four- year service condition, a portion vests based on both achievement of a performance condition as well as completion of a graded four-year service condition, and the remaining vest on achieving certain pre-money valuation in a financing event as well as completion of a graded five-year service condition. During the years ended December 31, 2021 and 2020, 505,500 and 2,218,392 of the shares associated with these early exercised options became outstanding for accounting purposes as they were released from the notes’ recourse provision. The release of the notes’ recourse provision was the result of the donation or sale of these early exercised options by the founders, resulting in an increase in Common Stock outstanding.

During fiscal year 2020, the Company issued 1,012,066 stock options to its employees and consultants collectively at exercise prices ranging between $1.63 and $1.81. Stock options granted to employees were subject to graded service-based vesting over the period of four years (primarily), subject, in each case, to the individual’s continued service through the applicable vesting date.

In 2019, the Company issued 58,203 stock options to nonemployees in connection with their respective advisory services to the Company at exercise prices of $1.63. There were no stock options issued to nonemployees during the years ended December 31, 2021 and 2020. Stock options granted to one of the nonemployees are subject to both performance and service-based conditions wherein vesting is contingent upon meeting certain business development goals per year and subject to continued services as senior advisor to the Company. Whereas stock options granted to another nonemployee is subject to a standard four-year time-based vesting schedule with 1/16 of the shares to vest each quarter subject to acceleration upon an initial public offering or a change of control event. With the exception of 341,494 options which had an expiration date of January 11, 2020, all options expire 10 years after the date of grant.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes activity in relation to the Company’s stock options issued to employees, founders and consultants:

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Balance at January 1, 2021	3,182,758	$1.39	$0.76	8.59	$8,636,744
Granted	—	—	—		—
Exercised	106,480	0.97	0.54		2,882,631
Forfeited	224,250	1.44	0.78		5,965,765
Expired	25,629	1.68	0.91		675,649

Balance at December 31, 2021	2,826,399	$1.40	$0.77	7.60	$75,296,955
Exercisable at December 31, 2021	1,392,684	1.15	0.62	7.31	37,456,625
Expected to vest at December 31, 2021	1,433,715	1.65	0.84	7.87	37,840,330

As of December 31, 2021, there was approximately $0.9 million of unrecognized compensation cost related to options under the Plan which is expected to be recognized over a weighted average period of 1.1 years.

The Company recognizes compensation expense for the options equal to the fair value of the equity-based compensation awards over the vesting period of such awards. The fair values associated with the options are estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

2020
Expected annual dividend yield	0.00%
Expected volatility	51.78%
Risk-free rate of return	0.75%
Expected option term (years)	5.98

The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of company-specific historical and implied volatility data for trading the Company’s stock in the public market, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and digital manufacturing industry focus. The Company is a technology and services platform positioned as a supply chain solution and the representative group of companies has certain similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to nonemployees, the Company

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

utilizes the contractual term of the arrangement as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its Common Stock, which is similar to the Company’s peer group.

Restricted Stock Units

As of December 31, 2021 and 2020, the Company has issued 2,205,452 and 235,150, respectively, of RSUs with a weighted average grant date fair value of $16.93 and $1.97 per RSU, respectively. Of the 2,205,452 RSUs issued as of December 31, 2021, 1,219,695 are standard RSUs and 985,757 are founder RSUs.

Standard employee RSUs contain both service and performance conditions wherein vesting is generally subject to a requisite four year service period, whereby the award vests 25% on the one-year anniversary of the Vesting Commencement Date (as defined in the Company’s Stock Purchase Agreement) then ratably over 36 monthly installments, subject to continuous service by the individual and achievement of the performance target, as stipulated in the notice of grant (“Liquidity Event” as defined in the underlying agreements). Due to the nature of the performance condition, recognition of compensation cost has been deferred until the occurrence of a Liquidity Event.

As of December 31, 2021, unrecognized compensation costs associated with outstanding RSUs was approximately $35.8 million.

Founder RSUs include a portion that vests upon the closing of a SPAC transaction or the first IPO to occur following February 1, 2021, and a portion that will vest on the first day following the lapse of the Lock-up Period, the first 180 days from the consummation of a SPAC transaction or IPO, on which the Company Valuation equals or exceeds $1.5 billion. 597,430 of the founders RSUs will vest upon completion of the initial SPAC transaction or IPO and the remaining 388,327 will vest upon the achievement of a $1.5 billion valuation following a SPAC transaction or IPO. Due to the nature of the vesting conditions, recognition of compensation cost has been deferred until the applicable vesting conditions have been met.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

See below for a summary of RSU activity for the year ended December 31, 2021:

	Number of units	Weighted average grant date fair value
Non-vested at January 1, 2021	219,252	$1.97
Granted	1,970,302	18.72
Vested	—	—
Forfeited	(110,023)	13.63
Non-vested at December 31, 2021	2,079,531	$17.22

The stock-based compensation expense associated with RSUs will not be recognized until the completion of a Liquidity Event, at which time RSUs whose service conditions have been met will vest and the associated compensation costs will be recognized as stock-based compensation expense.

As of December 31, 2021, the service conditions for 166,800 of the outstanding 1,093,774 standard employee RSUs have been achieved. The remaining outstanding employee RSUs are expected to achieve their service conditions over a weighted average period of approximately 1.4 years.

Note 10 – Fair Value Measurements

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1 -

Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 -

Pricing is provided by third-party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3 -

Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 by level within the fair value hierarchy are as follows:

	December 31, 2021
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$8,701,895	$	$
Related party derivative liabilities	$—	$—	$4,395,000
Warrant liability	$—	$—	$2,968,435

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2020
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$17,562,823	$—	$—
Warrant liability	$—	$—	$199,408

There were no transfers between Level 1, 2 or 3 during the periods ended December 31, 2021 and December 31, 2020.

Fair Value of warrants issued to purchase Common Stock

The following table includes a summary of the changes in fair value of the Company’s liability classified warrants issued to purchase Common Stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$86,963	$—
Additions	987,747	86,963
Change in fair value recorded in earnings	939,454	—

Ending balance	$2,014,164	$86,963

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for common share warrants categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Stock Price	$28.28	$4.11
Term (Years)	10.71	12.00
Volatility	84.40%	120.13%
Risk-free rate of return	1.52%	0.13%
Dividend Yield	0.00%	0.00%

Fair Value of warrants issued to purchase series A-3 preferred stock

The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase series A-3 preferred stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$112,445	$32,405
Additions	—	—
Change in fair value recorded in earnings	841,826	80,040

Ending balance	$954,271	$112,445

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for A-3 preferred share warrants is categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Stock/ Price	$30.19	$4.23
Term (Years)	11.26	12.50
Volatility	83.10%	118.63%
Risk-free rate of return	1.54%	0.13%
Dividend Yield	0.00%	0.00%

Related Party Derivative Liability

The following table includes a summary of changes in fair value of the Company’s Related party derivative liabilities related to the convertible notes measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2021:

December 31, 2021
Beginning balance	$—
Additions	4,187,000
Change in fair value recorded in earnings	208,000

Ending balance	$4,395,000

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and their inception dates are as follows:

Energize Ventures	December 31, 2021	April 13, 2021 (Inception)
Cost of debt	11.0%	11.0%
Term (Years)	0.08 – 0.25	0.25 – 0.50
Present value factor	0.98 – 0.99	0.95 – 0.97

Drive Capital	December 31, 2021	August 24, 2021 (Inception)
Cost of debt	11.0%	11.0%
Term (Years)	0.08 – 0.25	0.31 – 0.60
Present value factor	0.98 – 0.99	0.94 – 0.97

ECP Holdings	December 31, 2021	October 26, 2021 (Inception)
Cost of debt	11.0%	10.0%
Term (Years)	0.08 – 0.25	0.27 – 0.43
Present value factor	0.98 – 0.99	0.96 – 0.98

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company accounts for loss contingencies in accordance with ASC 450-20, Loss Contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Commitments

In May 2021, the Company entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are an integral part of the Company’s plan to provide automated intelligence solutions as a service upon commercialization of the Company’s Cloud Manufacturing Platform. The agreement is structured such that the Company committed to spend $50.0 thousand per month through the earlier of the closing of the Merger or December 31, 2021. Should the Merger not have been consummated, the Company had the option of terminating the agreement and no further commitments would have been required. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $9.4 million and the remaining non-cancellable future minimum payments due on this firm purchase agreement are $10.1 million.

Contingencies

In October 2021, based on an internal review, the Company became aware of certain additional duties likely owed to the United States Customs and Border Protection (“CBP”). The Company initiated a voluntary prior disclosure to CBP in late 2021 of certain possible errors in the declaration of imported products relating to value, classification, and other matters. The Company’s comprehensive review of import practices and communication with CBP is ongoing to accurately complete the analysis and quantify the liability. As a result, related to additional duties primarily from 2021, the Company recognized a $1.0 million charge within Cost of revenues in the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2021. The Company made a further submission to CBP in March 2022 providing details regarding the possible errors and is working diligently to resolve the matter. The resolution of this prior disclosure could be material to the Company’s cash flows in a future period and to its results of operations for any period.

Operating Leases

The Company leases certain equipment (3D printers), office space and its corporate headquarters under non-cancelable lease agreements with remaining terms that do not extend past 2026 which are accounted for as operating leases. Rent expense is recorded on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent escalation provisions. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent. Rent expense for the years ended December 31, 2021 and 2020 was $3.1 million and $1.7 million, respectively.

Future minimum non-cancelable lease payments under the Company’s operating leases as of December 31, 2021 were as follows:

Amounts
2022	2,895,231
2023	2,191,339
2024	779,456
2025	803,073
2026	67,087

Total	$6,736,187

NOTE 12 – EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution plan for its employees in the United States. This plan is qualified under Section 401(k) of the U.S. tax code. Currently, the Company does not match any employee contributions and no expense was recorded in the consolidated statements of net loss and comprehensive loss for the years ended December 31, 2021 and 2020, respectively.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – RELATED PARTY TRANSACTIONS

United Parcel Service

Since the Company’s inception, UPS has contributed significant amounts of capital in the form of equity and debt to the Company. UPS currently has investments in Series Seed and Series Seed-1, Series A-2 and Series B Preferred Shares, with balances of $0.6 million, $1.8 million, $1.0 million and $35.0 million as of December 31, 2021 and 2020, respectively. The Company has multiple agreements with UPS, which are summarized below.

The Company entered into a Discount Agreement in 2016 with UPS, which was amended in March 2017 and March 2019. Under the agreement, UPS performs advertising and brand marketing services for the Company. In exchange for the services, the Company has agreed to compensate UPS in the form of equity royalties which are determined based on 6% of the Company’s gross revenues. The Company determined this arrangement qualifies as a nonmonetary transaction within ASC 718. In 2019, the Company issued 14,924 shares of Series B Preferred Stock for these services. As of December 31, 2021 and 2020, the Company recognized $2.5 million and $1.3 million as a related party accrued liability on the consolidated balance sheets. During the years ended December 31, 2021 and 2020, the Company recognized $1.2 million and $0.8 million, respectively, in sales and marketing expense on its consolidated statements of net loss and comprehensive loss.

The Company entered into a warehouse rental agreement with UPS in January 2015. The Company leases space in a warehouse in Louisville, KY that is used for printing equipment, supplies, packages and shipping space. The Company paid $66.7 thousand and $65.7 thousand in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.

The Company entered into a shipping service agreement with UPS in 2016 (as amended in both 2017 and 2019) for which the Company receives pickup and delivery services. The Company paid $1.0 and $0.5 million in fees to UPS for shipping services for the years ended December 31, 2021 and 2020, respectively.

The Company entered into a sub-lease agreement with UPS in August 2018. The Company sub-leases office space from UPS in Singapore. The Company paid $7.3 thousand and $6.7 thousand in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.

Energize Venture Fund & Ironspring Venture Fund

On February 3, 2020, Energize Venture Fund LP (“Energize”) purchased 1,371,428 and 444,773 shares of common stock and Series B Preferred Stock, with a balance of $4.8 million and $6.0 million, as of December 31, 2021 and 2020, respectively.

On February 3, 2020, Ironspring Venture Fund I, LP (“Ironspring”) purchased 148,256 shares of Series B Preferred Stock, with a balance of $2 million as of December 31, 2021 and 2020, respectively.

On March 12, 2021, the Company signed a convertible note agreement with Energize and Ironspring, which was funded on April 13, 2021. The Company received $7.6 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 58%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $1.4 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $2.5 million as of December 31, 2021. Please refer to Note 5 for further details.

The Company also issued warrants to purchase 140,000 shares of Common Stock to holders of Energize, as further discussed in Note 8.

Drive Capital

On November 13, 2017, Drive Capital purchased 3,994,445 shares of Series A - 1 Preferred Stock for $4.0 million. Drive Capital made additional purchases of 1,835,099 shares of Series A - 3 Preferred Stock on June 12, 2018 and of 741,289 shares of Series B Preferred Stock on March 21, 2019 for $3.0 million and $10.0 million, respectively. All shares purchased by Drive Capital remain outstanding as of December 31, 2021 and 2020, respectively.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On August 24, 2021, the Company signed a convertible note agreement with Drive Capital, which was funded on August 24, 2021. The Company received $3.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 17%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $0.1 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $0.6 million as of December 31, 2021. Please refer to Note 5 for further details.

ECP Holdings

On October 26, 2021, the Company signed a convertible note agreement with Energy Capital Partners Holdings LP (“ECP Holdings”), an affiliate of ENNV, which was funded on October 26, 2021. The Company received $7.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 16%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $0.2 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $1.3 million as of December 31, 2021. Please refer to Note 5 for further details.

Palantir

Concurrently with the execution of the Merger Agreement, ENNV entered into subscription agreements with certain third-party investors, including, among others, UPS, Palantir and ENNV (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of 7,500,000 shares of Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, or an aggregate purchase price of $75.0 million, in a private placement (the “PIPE Investment”). The Pipe Investment closed concurrently with the Business Combination on February 4, 2022. In May 2021, the Company entered into a master subscription agreement with Palantir in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are an integral part of the Company’s plan to provide automated intelligence solutions as a service upon commercialization of the Company’s Cloud Manufacturing Platform. The agreement is structured such that the Company committed to spend $50 thousand per month through the earlier of the closing of the Merger or December 31, 2021. Should the Merger not have been consummated, the Company had the option of terminating the agreement and no further commitments would have been required. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $9.4 million and the remaining non-cancellable future minimum payments due on this firm purchase agreement are $10.1 million.

NOTE 14 – NET LOSS PER SHARE

The Company computes basic loss per share using net loss attributable to Common Stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The Company’s potentially dilutive securities, which include stock options, unvested restricted stock awards/units, convertible notes, redeemable convertible preferred stock and warrants to purchase shares of redeemable convertible preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to the Company’s stockholders’ is the same.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings calculations for the years ended December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Income (loss) available to Common Stockholders per share:
Net loss	$(67,883,898)	$(21,671,394)
Weighted average common shares outstanding:
Basic and Diluted	4,139,275	2,950,556
Net loss per share – Basic and Diluted	$(16.40)	$(7.34)

The computation of diluted net loss per share excluded 23,081,483 and 17,205,650 shares in 2021 and 2020, respectively, because their inclusion would have had an anti-dilutive effect on net loss per share

NOTE 15 – SUBSEQUENT EVENTS

In connection with the preparation of the consolidated annual financial statements for the year ended December 31, 2021, management has evaluated events through March 30, 2022 which is the date the financial statements were issued, to determine whether any events required recognition or disclosure in the consolidated financial statements. The following subsequent events were identified through the date of these consolidated financial statements:

On February 4, 2022, Fast Radius consummated the Business Combination. The aggregate merger consideration issued by ENNV (such company, following the Business Combination, the “Combined Company”) was $750.0 million. In connection with the Closing:

•	Each issued and outstanding share of Fast Radius capital stock was converted into and exchanged for 65,000,000 shares of the Combined Company’s Common Stock.

•

Outstanding principal on the mandatorily redeemable Fast Radius convertible notes were converted into 989,539 shares of Fast Radius Common Stock (2,034,513 shares of the Combined Company’s Common Stock).

•	1,267,948 warrants were exercised and converted into 1,089,378 shares of the Combined Company’s Common Stock.

•	803,227 RSUs and 25,306 options vested upon the closing of the Business Combination. Compensation expense associated with these awards will be recognized in the first quarter of 2022.

•	$3.6 million in transaction bonuses to certain founders and employees of the Company upon consummation of the Business Combination became due.

Upon the completion of the Business Combination, Lou Rassey, Chief Executive Officer, was granted a restricted stock unit award (“Closing RSU Award”) under the Plan. The Closing RSU Award will be in respect to the number of shares of Combined Company Common Stock equal to 5% of the sum of: (i) the total number of shares of Combined Company Common Stock as determined on a fully diluted basis as of the Closing, plus (ii) total number of Earn Out Shares. The Closing RSU Award is eligible to vest in installments contingent upon Mr. Rassey’s continued employment as Chief Executive Officer through the date of attainment of each of the Combined Company common stock share price performance goals. The aggregate estimated grant date fair value of the closing RSU award will be determined using a Monte Carlo Simulation model during the first quarter of 2022.

On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from the Closing to April 3, 2023 and required payment of $2.0 million of the $20.0 million outstanding principal balance upon consummation of the Business Combination. This amendment also added the original $0.8 million fee due at the SPAC closing to the amended loan’s outstanding principal balance, deferring its repayment until maturity. In exchange for the extension of the loan, Fast Radius will pay an additional fee of $2.1 million due at maturity. The Company will make six interest-only payments beginning March 1, 2022 and will begin paying $2.4 million in principal beginning September 1, 2022. The interest rate on the term loan is the prime rate + 6.0%.

Fast Radius Operations, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the close of the Business Combination, the Company paid approximately $9.4 million to Palantir related to services provided under the agreement as of the Closing. Please refer to Note 11 for further details.

The Company is not aware of any additional subsequent events, other than those described above, that would require recognition or disclosure in the consolidated financial statements.

Note 16 – RESTATEMENT OF FINANCIAL RESULTS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 (UNAUDITED)

The Company has restated its financial statements as of and for the nine-month period ended September 30, 2021 in this Current Report on Form 8-K. The restatement resulted from the following items identified while preparing the consolidated financial statements as of and for the three and twelve months ended December 31, 2021:

•

The Company identified that it recorded revenue in the third quarter of 2021 prior to the criteria for revenue recognition under U.S. generally accepted accounting principles being satisfied. Specifically, certain transactions were recorded as revenue for which the Company could not assert that collection from the customer was probable under the requirements of Accounting Standard Codification (“ASC”) 606. Accordingly, for the subject revenue transactions, revenue and accounts receivable balances were reduced by $2.1 million in the period that the sale was originally recorded as revenue and will be deferred to a future date until the requirements for revenue recognition under ASC 606 have been satisfied. As a result of the adjustment to revenue, the Company also adjusted its sales and marketing expense by $132 thousand related to its agreement with UPS that requires the Company to compensate UPS for services performed based on a percentage of the Company’s revenues.

•

The Company identified that it had capitalized certain costs related to the development of internal-use software that were not eligible for capitalization during the nine-month period ended September 30, 2021. Accordingly, property and equipment, net has been reduced by $1.7 million with an offsetting increase to research and development expense. Related amortization expense of assets that were already placed into service was also reduced by $63 thousand.

•

The Company identified that it over accrued certain expenses related to the Business Combination as of September 30, 2021. Accordingly, accrued and other liabilities was reduced by $1.1 million with an offsetting decrease to general and administrative expense.

•

The Company identified that it classified certain cash payments related to direct and incremental equity issuance-related transaction costs within operating cash flows rather than financing cash flows on the condensed consolidated statement of cash flows for the nine months ended September 30, 2021. Accordingly, operating cash flows increased and financing cash flows decreased by $500 thousand.

The following summarizes the effect of the restatement on each financial statement line item for the period presented:

Fast Radius Operations, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2021	As previously reported	Restatement impact		As Restated
Assets
Current assets
Cash and cash equivalents	$11,453,360	$		$11,453,360
Accounts receivable, net of allowances for doubtful accounts of $610,001	8,208,471		(2,062,892)	6,145,579
Inventories	550,174			550,174
Prepaid production costs	1,325,861			1,325,861
Prepaid expenses and other current assets	3,296,696			3,296,696

Total current assets	$24,834,562		$(2,062,892)	$22,771,670
Non-current assets
Property and equipment, net	9,487,287		(1,642,828)	7,844,459
Other non-current assets	357,953			357,953

Total assets	$34,679,802		$(3,705,720)	$30,974,082

Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$2,213,089	$		$2,213,089
Accrued compensation	1,462,200			1,462,200
Accrued and other liabilities	9,753,335		(1,238,380)	8,514,955
Advances from customers	215,399			215,399
Accrued liabilities – related parties	2,242,776			2,242,776
Warrant liability	2,713,024			2,713,024
Current portion of long-term debt	13,590,029			13,590,029

Total current liabilities	$32,189,852		$(1,238,380)	$30,951,472

Other long-term liabilities	230,630			230,630
Term loans - net of current portion and debt issuance costs	7,940,386			7,940,386
Related party convertible notes and derivative liabilities	9,244,326			9,244,326

Total liabilities	$49,605,194		$(1,238,380)	$48,366,814

Commitments and contingencies (Note 11)				—
Temporary equity
Series Seed Preferred stock; par value $0.0001, 400,000 shares authorized; 400,000 shares issued and outstanding as of September 30, 2021, aggregate liquidation preference of $1,892,812 as of September 30, 2021	$1,892,812			$1,892,812
Series Seed - 1 Preferred stock; par value $0.0001, 515,779 shares authorized; 515,779 shares issued and outstanding as of September 30, 2021; aggregate liquidation preference of $2,892,300 as of September 30, 2021	2,892,300			2,892,300
Series A - 1 Preferred stock; par value $0.0001, 5,706,349 shares authorized; 5,706,349 shares issued and outstanding as of September 30, 2021; aggregate liquidation preference of $5,714,281 as of September 30, 2021	5,714,281			5,714,281
Series A - 2 Preferred stock; par value $0.0001, 2,574,478 shares authorized; 2,574,478 shares issued and outstanding as of September 30, 2021; aggregate liquidation preference of $2,778,882 as of September 30, 2021	2,778,882			2,778,882
Series A - 3 Preferred stock; par value $0.0001, 2,713,324 shares authorized; 2,621,569 shares issued and outstanding as of September 30, 2021; aggregate liquidation preference of $4,285,715 as of September 30, 2021	4,285,715			4,285,715
Series B Preferred stock; par value $0.0001, 5,131,673 shares authorized; 4,205,059 shares issued and outstanding as of September 30, 2021; aggregate liquidation preference of $56,726,260 as of September 30, 2021	56,726,260			56,726,260

Total temporary equity	$74,290,250	$		$74,290,250
Stockholders’ deficit
Common Stock, $0.0001 par value, 31,000,000 authorized; 3,955,279 shares issued and outstanding as of September 30, 2021	396			396
Treasury Stock, held at cost; 650,000 shares outstanding as of September 30, 2021	(221,000)			(221,000)
Additional paid-in capital	8,910,554			8,910,554
Accumulated deficit	(97,905,592)		(2,467,340)	(100,372,932)

Total stockholders’ deficit	(89,215,642)		(2,467,340)	(91,682,982)

Total liabilities, temporary equity and stockholders’ deficit	$34,679,802		$(3,705,720)	$30,974,082

Fast Radius Operations, Inc.

CONDENSED CONSOLIDATED STATEMENT OF NET LOSS AND COMPREHENSIVE LOSS

For the nine months ended September 30, 2021	As previously reported	Restatement impact	As Restated
Revenues	$15,642,101	$(2,062,892)	$13,579,209
Cost of revenues	14,089,162	(11,830)	14,077,332

Gross profit	1,552,939	(2,051,062)	(498,123)
Operating expenses
Sales and marketing	15,520,744	(185,133)	15,335,611
General and administrative	23,605,547	(1,104,451)	22,501,096
Research and development	1,441,856	1,705,862	3,147,718

Total operating expenses	40,568,147	416,278	40,984,425
Loss from operations	(39,015,208)	(2,467,340)	(41,482,548)
Change in fair value of warrants	(1,525,870)	—	(1,525,870)
Change in fair value of derivative liability	(189,000)	—	(189,000)
Interest income and other income	418	—	418
Interest expense, including amortization of debt issuance costs	(1,787,457)	—	(1,787,457)

Loss before income taxes	(42,517,117)	(2,467,340)	(44,984,457)
Income tax expense (benefit)	—		—

Net loss and comprehensive loss	$(42,517,117)	$(2,467,340)	$(44,984,457)

Net loss per share
Basic and diluted	$(10.41)	(0.60)	$(11.01)
Weighted average shares outstanding:
Basic and diluted	4,085,640		4,085,640

Fast Radius Operations, Inc.

CONDENSED CONSOLIDATED STATEMENT OF TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

	Convertible Preferred Stock[1]			Common Stock			Treasury Stock			Additional paid- in capital	Accumulated Deficit	Total
As previously reported	Shares	Amount		Shares	Amount		Shares	Amount		Amount	Amount	Amount
Balance at January 1, 2021	16,023,234		$74,290,250	3,427,555		$343	(650,000)		$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)
Net loss											(42,517,117)	(42,517,117)
Issuance of equity warrants to related party										2,200,658		2,200,658
Issuance of equity warrants										2,245,000		2,245,000
Exercise of stock options and release of notes’ recourse provision				527,724		53				40,528		40,581
Stock-based compensation										700,160		700,160

Balance at September 30, 2020	16,023,234		$74,290,250	3,955,279		$396	(650,000)		$(221,000)	$8,910,554	$(97,905,592)	$(89,215,642)

Restatement impact
Net income		$			$			$		$	$(2,467,340)	$(2,467,340)
As Restated
Balance at January 1, 2021	16,023,234		$74,290,250	3,427,555		$343	(650,000)		$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)
Net loss											(44,984,457)	(44,984,457)
Issuance of equity warrants to related party										2,200,658		2,200,658
Issuance of equity warrants										2,245,000		2,245,000
Exercise of stock options and release of notes’ recourse provision				527,724		53				40,528		40,581
Stock-based compensation										700,160		700,160

Balance at September 30, 2021	16,023,234		$74,290,250	3,955,279		$396	(650,000)		$(221,000)	$8,910,554	$(100,372,932)	$(91,682,982)

Fast Radius Operations, Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the nine months ended September 30, 2021	As previously reported	Restatement impact		As Restated
Cash flows from operating activities
Net loss	$(42,517,117)		$(2,467,340)	$(44,984,457)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,092,227		(63,034)	1,029,193
Amortization of deferred financing fees and convertible debt discount	1,232,320			1,232,320
Stock-based compensation	700,160			700,160
Loss on disposal of assets	227,800			227,800
Change in fair value of warrants	1,525,870			1,525,870
Change in fair value of derivative liability	189,000			189,000
Provision for doubtful accounts	241,638			241,638
Other	(110,911)			(110,911)
Changes in operating assets and liabilities
Accounts receivable	(3,403,613)		2,062,892	(1,340,721)
Inventories	(275,863)			(275,863)
Prepaid production costs	(1,042,308)			(1,042,308)
Prepaid expenses and other current assets	(2,686,314)		500,000	(2,186,314)
Accounts payable	684,300			684,300
Accrued compensation and other liabilities	10,857,955		(1,238,380)	9,619,575
Advances from customers	190,387			190,387
Deferred revenue	(5,350)			(5,350)

Cash used in operating activities	$(33,099,819)		$(1,205,862)	$(34,305,681)

Cash flows from investing activities
Additions to property, plant and equipment	(8,142,947)		1,705,862	(6,437,085)

Cash used in investing activities	$(8,142,947)		$1,705,862	$(6,437,085)

Cash flows from financing activities
Proceeds from term loans	$24,486,824			24,486,824
Repayment of term loans	(803,372)			(803,372)
Proceeds from convertible notes and warrants with related parties	10,600,000			10,600,000
Convertible notes issuance costs	(122,155)			(122,155)
Deferred financing fees	—		(500,000)	(500,000)
Proceeds from exercise of stock options	40,581			40,581

Cash provided by financing activities	$34,201,878		$(500,000)	$33,701,878

Change in cash and cash equivalents	(7,040,888)			(7,040,888)
Cash and cash equivalents, beginning of period	18,494,248			18,494,248

Cash and cash equivalents, end of period	$11,453,360	$		$11,453,360